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                                AMENDMENT TO FUND
                             PARTICIPATION AGREEMENT
                                      AMONG
                           THIRD AVENUE MANAGEMENT LLC
                                       and
                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY

       For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the May 1, 2003 Shareholder Services Agreement among Third Avenue Management LLC (the "Advisor") and Jefferson National Life Insurance Company (the "Insurance Company") as follows:

1. REPRESENTATION. Section 7(a) (ii) is hereby replaced in its entirety with the following:

       "(ii) it has established Jefferson National Life Annuity Account C, Jefferson National Life Annuity Account E, Jefferson National Life Annuity Account F, Jefferson National Life Annuity Account G, Jefferson National Life Annuity Account H, Jefferson National Life Annuity Account I, Jefferson National Life Annuity Account J, Jefferson National Life Annuity Account K, Jefferson National Life Annuity Account M, Jefferson National Life Annuity Account N and Jefferson National Life Annuity Account O (the "Accounts"), each of which is a duly authorized and established separate account under the Texas Insurance Code, and has registered each of the Accounts as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act") to serve as an investment vehicle for the Contracts; "

2.   REPRESENTATION. A new Section 7(c) is hereby created to read as follows:

       "(c) Advisor will comply with Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation 1.817-5 relating to the diversification requirements for variable annuity, endowment, modified endowment or life insurance contracts and any amendments or other modifications to that Section or Regulation at all times necessary to satisfy those requirements."

3. RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.


       IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date, April 6, 2004.

                           THIRD AVENUE MANAGEMENT LLC

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                         By: /s/ Name illegible
                         Name:
                         Title: President and CEO

                         JEFFERSON NATIONAL LIFE INSURANCE
                         COMPANY

                         By: /s/ Craig A. Hawley
                         Name: Craig A. Hawley
                         Title: General Counsel

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